Exhibit 99.1

FOR IMMEDIATE RELEASE

E2open to Become Publicly Traded Company through Combination with
CC Neuberger Principal Holdings I

Leading End-to-End and Cloud-Based Supply Chain Management SaaS Platform Positioned for Continued Growth and Value Creation

Transaction Includes $520 Million Fully Committed Common Stock PIPE at $10 Per Share

Transaction Values E2open at an Enterprise Value of $2.57 Billion

AUSTIN, Texas – October 14, 2020 – E2open (the “Company”), a leading network-based provider of 100% cloud-based, end-to-end supply chain management software, today announced it has entered into a business combination agreement with CC Neuberger Principal Holdings I (NYSE: PCPL), a publicly traded special purpose acquisition company. Upon closing of the transaction, E2open will become a publicly traded company, and it is expected that its common stock will be listed on the New York Stock Exchange under the symbol “ETWO”. Michael Farlekas, who has served as CEO of the Company since 2015, will continue to lead the business post-transaction.

E2open provides a fully cloud-based software platform to orchestrate complex global supply chains. The Company’s end-to-end SaaS solutions drive compelling value and ROI for its diverse and sophisticated blue-chip customers. Additionally, E2open benefits from attractive secular tailwinds as companies endeavor to accelerate growth, reduce costs, increase visibility, and drive improved resiliency across their supply chains in an increasingly complex global economy. The Company’s software combines networks, data and applications to provide a deeply embedded, mission-critical platform that allows customers to optimize their supply chain from channel shaping and business planning to logistics and global trade to manufacturing and supply management.

“The need for end-to-end visibility across the entire supply chain has never been more important than in the current business environment,” said Mr. Farlekas. “Our software platform, powered by real-time data, enables our customers to orchestrate more agile and resilient supply chains, and we are excited about the opportunity to accelerate growth going forward. We are thrilled to partner with the distinguished team of investors at CC Capital, Neuberger Berman, Insight Partners, and Evergreen Coast Capital Corp. (Elliott’s private equity affiliate) to capitalize on the growing opportunity in the supply chain management software space.”

“We founded CC Neuberger to build on our philosophy of establishing long-term partnerships with high-quality businesses committed to innovation and sustainable growth where we can add substantial value,” said Chinh Chu and Douglas Newton, Co-Founders and Senior Managing Directors of CC Capital. “E2open precisely fits that criteria, and we look forward to working in partnership to generate long-term value for E2open and its shareholders as a publicly traded company.”

“We think that E2open is an exceptional business poised to accelerate growth and deepen its penetration of significant whitespace opportunities with existing and new customers,” said Charles Kantor, Managing Director and Senior Portfolio Manager of Neuberger Berman. “E2open’s mission-critical software solutions have created a recession-resilient business model that has not only performed well throughout the global pandemic, but is also uniquely positioned to benefit from increased demand for supply chain management solutions.”

The Board will be comprised of nine directors, including Chinh Chu from CC Capital and Ryan Hinkle, a Managing Director of Insight Partners, the Company’s current majority investor that will remain a large shareholder post-transaction. Stephen Daffron, current President of Dun & Bradstreet and former CEO of Interactive Data Corporation, and Eva Huston, current Chief Strategy Officer of Duck Creek Technologies and former CFO of Verisk Analytics, will also join the Board upon closing of the transaction. A majority of the directors will be independent, consistent with the applicable listing rules of the New York Stock Exchange.

Transaction Overview

The transaction has been unanimously approved by the Board of Directors of CC Neuberger Principal Holdings I, as well as the Board of Directors of E2open, and is subject to the satisfaction of customary closing conditions, including the approval of the shareholders of CC Neuberger Principal Holdings I.

The total equity investment of $1.1 billion raised in this transaction will be used to pay down existing debt, purchase a portion of the equity owned by existing E2open owners and conservatively capitalize the Company’s balance sheet. Upon the closing of the transaction, CC Neuberger Principal Holdings I will domesticate as a Delaware corporation and the name of CC Neuberger Principal Holdings I will be changed to E2open Parent Holdings.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by CC Neuberger Principal Holdings I with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Conference Call Information

CC Neuberger Principal Holdings I’s investor conference call and presentation discussing the transaction can be accessed by visiting www.netroadshow.com and entering the passcode open20e. A transcript of the call will also be filed by CC Neuberger Principal Holdings I with the SEC.

Advisors

Credit Suisse is serving as lead financial advisor, and Lazard is also serving as financial advisor to E2open. Morgan Stanley & Co. LLC and Goldman Sachs are acting as M&A advisors to CC Neuberger Principal Holdings. Goldman Sachs is acting as lead placement agent and lead capital markets advisor, and Credit Suisse and Morgan Stanley & Co. LLC are also placement agents for CC Neuberger Principal Holdings I. Willkie Farr & Gallagher is acting as legal counsel to E2open, and Kirkland & Ellis LLP is acting as legal counsel to CC Neuberger Principal Holdings I.

About E2open

At E2open, we’re creating a more connected, intelligent supply chain. It starts with sensing and responding to real-time demand, supply and delivery constraints. Bringing together data from clients, distribution channels, suppliers, contract manufacturers and logistics partners, our collaborative and agile supply chain platform enables companies to use data in real time, with artificial intelligence and machine learning to drive smarter decisions. All this complex information is delivered in a single view that encompasses your demand, supply and logistics ecosystems. E2open is changing everything. Demand. Supply. Delivered.

Visit www.e2open.com.

E2open, the E2open logo and Harmony are registered trademarks of E2open, LLC. All other trademarks, registered trademarks and service marks are the property of their respective owners.

About CC Neuberger Principal Holdings I

CC Neuberger Principal Holdings I is a special purpose acquisition company that completed its initial public offering in April 2020, raising $414 million in proceeds. Formed and led by Chinh Chu, Douglas Newton, Charles Kantor and other senior professionals of CC Capital and Neuberger Berman, CC Neuberger Principal Holdings I is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. CC Neuberger Principal Holdings I’s Class A common shares, units, and warrants trade on the NYSE under the symbols "PCPL", “PCPL.U” and "PCPL WS" respectively.

Additional Information

In connection with the proposed business combination, including the domestication of CC Neuberger Principal Holdings I as a Delaware corporation, CC Neuberger Principal Holdings I intends to file with the SEC a registration statement on Form S-4 containing a preliminary proxy statement and a preliminary prospectus of CC Neuberger Principal Holdings I, and after the registration statement is declared effective, CC Neuberger Principal Holdings I will mail a definitive proxy statement/prospectus relating to the proposed business combination to its shareholders. This announcement does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. CC Neuberger Principal Holdings I’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed business combination, as these materials will contain important information about CC Neuberger Principal Holdings I, the Company and the business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to shareholders of CC Neuberger Principal Holdings I as of a record date to be established for voting on the proposed business combination. Shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: CC Neuberger Principal Holdings I, 200 Park Avenue, New York, NY 10166.

Participants in the Solicitation

CC Neuberger Principal Holdings I and its directors and executive officers may be deemed participants in the solicitation of proxies from CC Neuberger Principal Holdings I’s shareholders with respect to the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in CC Neuberger Principal Holdings I is contained in CC Neuberger Principal Holdings I’s final prospectus related to its initial public offering dated April 23, 2020, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to CC Neuberger Principal Holdings I, 200 Park Avenue, New York, NY 10166. Additional information regarding the interests of such participants will be contained in the proxy statement/prospectus for the proposed business combination when available.

The Company and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of CC Neuberger Principal Holdings I in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement for the proposed business combination when available.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of CC Neuberger Principal Holdings I or the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Forward Looking Statements

Certain statements in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events or CC Neuberger Principal Holdings I’s or the Company’s future financial or operating performance. For example, projections of future growth, financial performance, and other metrics are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by CC Neuberger Principal Holdings I and its management, and the Company and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the business combination; (2) the outcome of any legal proceedings that may be instituted against CC Neuberger Principal Holdings I, the combined company or others following the announcement of the business combination and any definitive agreements with respect thereto; (3) the inability to complete the business combination due to the failure to obtain approval of the shareholders of CC Neuberger Principal Holdings I, to obtain financing to complete the business combination or to satisfy other conditions to closing; (4) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; (5) the ability to meet stock exchange listing standards following the consummation of the business combination; (6) the risk that the business combination disrupts current plans and operations of the Company as a result of the announcement and consummation of the business combination; (7) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the business combination; (9) changes in applicable laws or regulations; (10) the possibility that the Company or the combined company may be adversely affected by other economic, business, and/or competitive factors; (11) the Company’s estimates of expenses and profitability; and (12) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in CC Neuberger Principal Holdings I’s final prospectus relating to its initial public offering dated April 23, 2020.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither CC Neuberger Principal Holdings I nor the Company undertakes any duty to update these forward-looking statements.

Contacts

Investor Contacts

Michael Bowen

ICR, Inc.

Michael.Bowen@icrinc.com

203-682-8299

Marc P. Griffin

ICR, Inc.

Marc.Griffin@icrinc.com

646-277-1290

Media Contacts

CC Neuberger Principal Holdings I

CC Capital

Jonathan Keehner / Julie Oakes / Kate Thompson

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Neuberger Berman

Alex Samuelson

Alexander.Samuelson@NB.com

(212) 476-5392